`    Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact: Brian Hall, CFO
Phone: (574) 535-1125
E Mail: LCII@lci1.com

LCI INDUSTRIES REPORTS THIRD QUARTER RESULTS
RV demand and Aftermarket expansion drives substantial sales and earnings growth

Third Quarter 2020 Highlights

•Net sales of $827.7 million in the third quarter, an increase of 41% year-over-year
•Aftermarket Segment sales grew to $185.7 million in the third quarter, an increase of 149% year-over-year
•International sales grew to $59.5 million in the third quarter, an increase of 69% year-over-year
•Adjacent Industries OEM sales increased to $180.6 million in the third quarter, an increase of 11% year-over-year
•Execution of diversification strategy continued as North American RV OEM net sales were less than 51% of total net sales for the twelve months ended September 30, 2020
•Content per travel trailer and fifth-wheel RV, adjusted to remove Furrion sales from prior periods, increased $160 year-over-year, or 5%, to $3,428 for the twelve months ended September 30, 2020
•Net income increased $32.5 million, or 91%, to $68.3 million, or $2.70 per diluted share, in the third quarter
•Adjusted EBITDA increased $51.5 million, or 76%, to $119.4 million in the third quarter
•Total debt decreased to $635.9 million at September 30, 2020 compared to $702.1 million at June 30, 2020, and cash and cash equivalents increased to $68.2 million at September 30, 2020 compared to $62.3 million at June 30, 2020
•Increased quarterly dividend to $0.75 per share totaling $18.9 million

Elkhart, Indiana - November 2, 2020 - LCI Industries (NYSE: LCII) which, through its wholly-owned subsidiary, Lippert Components, Inc. ("LCI"), supplies a broad array of highly engineered components for the leading original equipment manufacturers ("OEMs") in the recreation and transportation product markets, and the related aftermarkets of those industries, today reported third quarter 2020 results.

“We are pleased to announce we delivered a record quarter with 41% revenue and 91% earnings growth over the prior year driven by favorable trends in the outdoor recreation space and our recent acquisitions. In the quarter, we significantly expanded market share across our businesses, supported by new business wins and content increases, highlighting the strength of our products and strong execution of our team. We believe our strong operational capabilities, combined with our focus on innovation, will further advance LCI’s industry leadership and enable our continued strong performance,” commented Jason Lippert, LCI Industries’ President and Chief Executive Officer.

“With a significant number of new customers taking advantage of a new outdoor lifestyle, we anticipate that the attractive retail tailwinds we have experienced over the last several months will continue well into 2021 and beyond. In addition, we remain focused on executing our diversification strategy, capturing similar industry tailwinds in our aftermarket and adjacent industries markets,” Lippert continued. “I am very pleased with our terrific performance this quarter, and would like to thank the entire LCI team for rising to the challenge of meeting record RV industry demand levels, capturing growth opportunities, and creating further value for our shareholders.”

Third Quarter 2020 Results

Consolidated net sales for the third quarter of 2020 were $827.7 million, an increase of 41 percent from 2019 third quarter net sales of $586.2 million. Net income in the third quarter of 2020 was $68.3 million, or $2.70 per diluted share, compared to net income of $35.8 million, or $1.42 per diluted share, in the third quarter of 2019. Adjusted net income in the third quarter of 2020 was $68.6 million, or $2.72 per diluted share. Adjusted EBITDA in the third quarter of 2020 was $119.4 million, compared to adjusted EBITDA of $67.9 million in the third quarter of 2019. Additional information regarding adjusted net income, adjusted diluted net income per common share, and adjusted EBITDA, as well as reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures, are provided in the "Supplementary Information - Reconciliation of Non-GAAP Measures" section below.

The increase in year-over-year net sales for the third quarter of 2020 was primarily driven by record demand in RV retail, in addition to the impact of acquisitions and organic growth across the Company's aftermarket segment and international markets. Net sales from acquisitions completed by the Company contributed $99 million in the third quarter of 2020.

The Company's content per travel trailer and fifth-wheel RV, adjusted to remove Furrion sales from prior periods, for the twelve months ended September 30, 2020, increased $160 to $3,428, compared to $3,268 for the twelve months ended September 30, 2019. The content increase in towables was a result of organic growth, including new product introductions.

October 2020 Results

October 2020 consolidated net sales were approximately $288 million, up 25 percent from October 2019 as the significant increase in RV production continued into the fourth fiscal quarter to meet elevated RV retail demand.

Income Taxes

The Company's effective tax rate was 26.1 percent for the quarter ended September 30, 2020, compared to 24.2 percent for the quarter ended September 30, 2019. The effective tax rate was higher primarily due to an increase in non-deductible expenses.

Balance Sheet and Other Items

At September 30, 2020, the Company's cash and cash equivalents balance was $68.2 million, up from $35.4 million at December 31, 2019. The Company generated cash flows from operations of $212.5 million and used $94.9 million for acquisitions, $51.5 million for dividend payments to shareholders, and $28.7 million for capital expenditures in the nine months ended September 30, 2020. The Company's outstanding long-term indebtedness, including current maturities, was $635.9 million at September 30, 2020, and the Company remained in compliance with its debt covenants. The Company believes that its current liquidity is adequate to meet operating needs for the foreseeable future.

Conference Call & Webcast

LCI will host a conference call to discuss its third quarter results on Monday, November 2, 2020, at 8:30 a.m. Eastern time, which may be accessed by dialing (877) 668-4883 for participants in the U.S./Canada or (825) 312-2360 for participants outside the U.S./Canada using the required conference ID 3747157. Due to the high volume of companies reporting earnings at this time, please be prepared for hold times of up to 15 minutes when dialing in to the call. In addition, an online, real-time webcast, as well as a supplemental earnings presentation, can be accessed on the Company's website, www.investors.lci1.com.

A replay of the conference call will be available for two weeks by dialing (800) 585-8367 for participants in the U.S./Canada or (416) 621-4642 for participants outside the U.S./Canada and referencing access code 3747157. A replay of the webcast will be available on the Company's website immediately following the conclusion of the call.

About LCI Industries

From over 90 manufacturing and distribution facilities located throughout North America and Europe, LCI Industries, through its wholly-owned subsidiary, LCI, supplies, domestically and internationally, a broad array of highly engineered components for the leading OEMs in the recreation and transportation product markets, consisting primarily of recreational vehicles and adjacent industries, including buses; trailers used to haul boats, livestock, equipment, and other cargo; trucks; boats; trains; manufactured homes; and modular housing. The Company also supplies engineered components to the related aftermarkets of these industries primarily by selling to retail dealers, wholesale distributors, and service centers. LCI's products include steel chassis and related components; axles and suspension solutions; slide-out mechanisms and solutions; thermoformed bath, kitchen, and other products; vinyl, aluminum, and frameless windows; manual, electric, and hydraulic stabilizer and leveling systems; entry, luggage, patio, and ramp doors; furniture and mattresses; electric and manual entry steps; awnings and awning accessories; towing products; truck accessories; electronic components; and other accessories. Additional information about LCI and its products can be found at www.lci1.com.

Forward-Looking Statements

This press release contains certain "forward-looking statements" with respect to our financial condition, results of operations, business strategies, operating efficiencies or synergies, competitive position, growth opportunities, acquisitions, plans and objectives of management, markets for the Company's common stock, the impact of legal proceedings, and other matters. Statements in this press release that are not historical facts are "forward-looking statements" for the purpose of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended, and involve a number of risks and uncertainties.

Forward-looking statements, including, without limitation, those relating to our future business prospects, net sales, expenses and income (loss), capital expenditures, tax rate, cash flow, financial condition, liquidity, consumer demand, integration of acquisitions, R&D investments, and industry trends, whenever they occur in this press release are necessarily estimates reflecting the best judgment of the Company's senior management at the time such statements were made. There are a number of factors, many of which are beyond the Company's control, which could cause actual results and events to differ materially from those described in the forward-looking statements. These factors include, in addition to other matters described in this press release, the impacts of COVID-19, or other future pandemics, on the global economy and on the Company's customers, suppliers, employees, business and cash flows, pricing pressures due to domestic and foreign competition, costs and availability of, and tariffs on, raw materials (particularly steel and aluminum) and other components, seasonality and cyclicality in the industries to which we sell our products, availability of credit for financing the retail and wholesale purchase of products for which we sell our components, inventory levels of retail dealers and manufacturers, availability of transportation for products for which we sell our components, the financial condition of our customers, the financial condition of retail dealers of products for which we sell our components, retention and concentration of significant customers, the costs, pace of and successful integration of acquisitions and other growth initiatives, availability and costs of production facilities and labor, team member benefits, team member retention, realization and impact of expansion plans, efficiency improvements and cost reductions, the disruption of business resulting from natural disasters or other unforeseen events, the successful entry into new markets, the costs of compliance with environmental laws, laws of foreign jurisdictions in which we operate, other operational and financial risks related to conducting business internationally, and increased governmental regulation and oversight, information technology performance and security, the ability to protect intellectual property, warranty and product liability claims or product recalls, interest rates, oil and gasoline prices and availability, the impact of international, national and regional economic conditions and consumer confidence on the retail sale of products for which we sell our components, and other risks and uncertainties discussed more fully under the caption "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2019, and in the Company's subsequent filings with the Securities and Exchange Commission. Readers of this press release are cautioned not to place undue reliance on these forward-looking statements, since there can be no assurance that these forward-looking statements will prove to be accurate. The Company disclaims any obligation or undertaking to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made, except as required by law.

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LCI INDUSTRIES
OPERATING RESULTS
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,		Last Twelve
	2020	2019	2020	2019	Months
(In thousands, except per share amounts)

Net sales	$827,729	$586,221	$2,013,164	$1,807,461	$2,577,185
Cost of sales	606,290	450,748	1,504,378	1,390,741	1,945,917
Gross profit	221,439	135,473	508,786	416,720	631,268
Selling, general and administrative expenses	127,006	86,320	349,305	254,155	434,142
Operating profit	94,433	49,153	159,481	162,565	197,126
Interest expense, net	1,948	1,900	10,843	6,506	13,133
Income before income taxes	92,485	47,253	148,638	156,059	183,993
Provision for income taxes	24,138	11,444	38,891	38,357	45,439
Net income	$68,347	$35,809	$109,747	$117,702	$138,554

Net income per common share:
Basic	$2.72	$1.43	$4.37	$4.71	$5.52
Diluted	$2.70	$1.42	$4.35	$4.70	$5.49

Weighted average common shares outstanding:
Basic	25,162	25,031	25,125	24,984	25.111
Diluted	25,313	25,156	25,220	25,053	25.226

Depreciation and amortization	$24,567	$18,767	$73,366	$55,882	$92,842
Capital expenditures	$14,114	$11,981	$28,663	$47,767	$39,098

LCI INDUSTRIES
SEGMENT RESULTS
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,		Last Twelve
	2020	2019	2020	2019	Months
(In thousands)
Net sales:
OEM Segment:
RV OEMs:
Travel trailers and fifth-wheels	$417,050	$314,056	$936,676	$973,978	$1,239,416
Motorhomes	44,441	34,810	107,241	121,167	141,697
Adjacent Industries OEMs	180,563	162,684	498,306	501,553	656,313
Total OEM Segment net sales	642,054	511,550	1,542,223	1,596,698	2,037,426
Aftermarket Segment:
Total Aftermarket Segment net sales	185,675	74,671	470,941	210,763	539,759
Total net sales	$827,729	$586,221	$2,013,164	$1,807,461	$2,577,185

Operating profit:
OEM Segment	$65,533	$38,347	$110,485	$131,434	$144,341
Aftermarket Segment (1)	28,900	10,806	48,996	31,131	52,785
Total operating profit	$94,433	$49,153	$159,481	$162,565	$197,126

Depreciation and amortization:
OEM Segment depreciation	$11,911	$11,369	$35,460	$34,419	$47,060
Aftermarket Segment depreciation	2,860	1,416	9,442	3,907	11,115
Total depreciation	$14,771	$12,785	$44,902	$38,326	$58,175

OEM Segment amortization	$6,928	$5,317	$19,671	$15,623	$24,836
Aftermarket Segment amortization	2,868	665	8,793	1,933	9,831
Total amortization	$9,796	$5,982	$28,464	$17,556	$34,667

(1) September 30, 2020 results include a non-cash charge for inventory fair value step-up of $0.4 million for the third quarter of 2020 and $7.3 million for the first nine months of 2020 related to CURT purchase accounting.

LCI INDUSTRIES
BALANCE SHEET INFORMATION
(unaudited)

	September 30,	December 31,
	2020	2019
(In thousands)

ASSETS
Current assets
Cash and cash equivalents	$68,187	$35,359
Accounts receivable, net of allowances of $6,060 and $3,144 at September 30, 2020 and December 31, 2019, respectively	313,264	199,976
Inventories, net	369,160	393,607
Prepaid expenses and other current assets	45,061	41,849
Total current assets	795,672	670,791
Fixed assets, net	368,422	366,309
Goodwill	413,068	351,114
Other intangible assets, net	373,941	341,426
Operating lease right-of-use assets	97,580	98,774
Other assets	62,000	34,181
Total assets	$2,110,683	$1,862,595

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Current maturities of long-term indebtedness	$19,861	$17,883
Accounts payable, trade	175,492	99,262
Current portion of operating lease obligations	23,772	21,693
Accrued expenses and other current liabilities	181,398	132,420
Total current liabilities	400,523	271,258
Long-term indebtedness	616,076	612,906
Operating lease obligations	77,619	79,848
Deferred taxes	46,946	35,740
Other long-term liabilities	93,957	62,171
Total liabilities	1,235,121	1,061,923
Total stockholders’ equity	875,562	800,672
Total liabilities and stockholders’ equity	$2,110,683	$1,862,595

LCI INDUSTRIES
SUMMARY OF CASH FLOWS
(unaudited)

	Nine Months Ended September 30,
	2020	2019
(In thousands)
Cash flows from operating activities:
Net income	$109,747	$117,702
Adjustments to reconcile net income to cash flows provided by operating activities:
Depreciation and amortization	73,366	55,882
Stock-based compensation expense	13,646	12,061
Other non-cash items	1,818	837
Changes in assets and liabilities, net of acquisitions of businesses:
Accounts receivable, net	(103,209)	(42,367)
Inventories, net	24,423	24,410
Prepaid expenses and other assets	(29,489)	15,119
Accounts payable, trade	68,379	8,437
Accrued expenses and other liabilities	53,806	17,461
Net cash flows provided by operating activities	212,487	209,542
Cash flows from investing activities:
Capital expenditures	(28,663)	(47,767)
Acquisitions of businesses, net of cash acquired	(94,909)	(53,923)
Other investing activities	3,972	364
Net cash flows used in investing activities	(119,600)	(101,326)
Cash flows from financing activities:
Vesting of stock-based awards, net of shares tendered for payment of taxes	(4,807)	(7,194)
Proceeds from revolving credit facility	285,827	404,228
Repayments under revolving credit facility	(273,130)	(443,921)
Repayments under term loan and other borrowings	(15,385)	—
Payment of dividends	(51,535)	(47,533)
Other financing activities	(176)	(405)
Net cash flows used in financing activities	(59,206)	(94,825)
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	(853)	(842)
Net increase in cash, cash equivalents, and restricted cash	32,828	12,549
Cash, cash equivalents, and restricted cash at beginning of period	35,359	14,928
Cash, cash equivalents, and restricted cash at end of period	$68,187	$27,477

LCI INDUSTRIES
SUPPLEMENTARY INFORMATION
(unaudited)

	Three Months Ended			Nine Months Ended
	September 30,			September 30,			Last Twelve
	2020		2019	2020		2019	Months
Industry Data(1) (in thousands of units):
Industry Wholesale Production:
Travel trailer and fifth-wheel RVs	110.1		80.6	264.9		266.4	348.1
Motorhome RVs	11.3		10.8	28.3		36.4	38.7
Industry Retail Sales:
Travel trailer and fifth-wheel RVs	151.1	(2)	118.0	356.7	(2)	334.2	420.3	(2)
Impact on dealer inventories	(41.0)	(2)	(37.4)	(91.8)	(2)	(67.8)	(72.2)	(2)
Motorhome RVs	14.5	(2)	12.3	33.9	(2)	37.5	42.4	(2)

				Twelve Months Ended
				September 30,
				2020		2019
LCI Content Per Industry Unit Produced: (3)
Travel trailer and fifth-wheel RV				$3,428		$3,268
Motorhome RV				$2,399		$2,328

				September 30,			December 31,
				2020		2019	2019
Balance Sheet Data (debt availability in millions):
Remaining availability under the debt facilities (4)				$460.9		$548.7	$481.8
Days sales in accounts receivable, based on last twelve months				30.0		25.2	25.7
Inventory turns, based on last twelve months				5.7		5.6	5.7

				2020
Estimated Full Year Data:
Capital expenditures				$ 50 - $ 60 million
Depreciation and amortization				$ 95 - $ 105 million
Stock-based compensation expense				$ 15 - $ 20 million
Annual tax rate				25% - 27%

(1) Industry wholesale production data for travel trailer and fifth-wheel RVs and motorhome RVs provided by the Recreation Vehicle Industry Association. Industry retail sales data provided by Statistical Surveys, Inc.
(2) September 2020 retail sales data for RVs has not been published yet, therefore 2020 retail data for RVs includes an estimate for September 2020 retail units. Retail sales data will likely be revised upwards in future months as various states report.
(3) The content figures presented were adjusted to remove Furrion sales from prior periods, as the Furrion distribution and supply agreement was terminated effective December 31, 2019.
(4) Remaining availability under the debt facilities is subject to covenant restrictions and, in the case of $150 million of such availability, the lender's discretion.

LCI INDUSTRIES
SUPPLEMENTARY INFORMATION
RECONCILIATION OF NON-GAAP MEASURES
(unaudited)

The following table reconciles net income to adjusted net income and diluted net income per common share to adjusted diluted net income per common share.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
(In thousands, except per share amounts)
Net income	$68,347	$35,809	$109,747	$117,702
Non-cash charge for inventory fair value step-up	388	—	7,286	—
Income tax impact of inventory fair value step-up	(94)	—	(1,772)	—
Adjusted net income	$68,641	$35,809	$115,261	$117,702

Diluted net income per common share	$2.70	$1.42	$4.35	$4.70
Non-cash charge for inventory fair value step-up	0.02	—	0.29	—
Income tax impact of inventory fair value step-up	(0.00)	—	(0.07)	—
Adjusted diluted net income per common share	$2.72	$1.42	$4.57	$4.70

The following table reconciles net income to EBITDA and Adjusted EBITDA.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
(In thousands)
Net income	$68,347	$35,809	$109,747	$117,702
Interest expense, net	1,948	1,900	10,843	6,506
Provision for income taxes	24,138	11,444	38,891	38,357
Depreciation expense	14,771	12,785	44,902	38,326
Amortization expense	9,796	5,982	28,464	17,556
EBITDA	119,000	67,920	232,847	218,447
Non-cash charge for inventory fair value step-up	388	—	7,286	—
Adjusted EBITDA	$119,388	$67,920	$240,133	$218,447

In addition to reporting financial results in accordance with U.S. GAAP, the Company has provided the non-GAAP performance measures of adjusted net income, adjusted diluted net income per common share, and adjusted EBITDA to illustrate and improve comparability of its results from period to period. Adjusted net income is defined as net income adjusted for items that impact the comparability of the Company's results from period to period, which consisted of the inventory fair value step-up from the acquisition of CURT and related tax impacts during the three and nine month periods ended September 30, 2020. Adjusted diluted net income per common share is defined as net income per common share adjusted for items that impact the comparability of the Company's results from period to period, which consisted of the inventory fair value step-up from the acquisition of CURT and related tax impacts during the three and nine month periods ended September 30, 2020. Adjusted EBITDA is defined as net income before interest expense, net, provision for income taxes, depreciation and amortization expense, and other adjustments made in order to present comparable results from period to period, which consisted of the inventory fair value step-up from the acquisition of CURT during the three and nine month periods ended September 30, 2020. The Company considers these non-GAAP measures in evaluating and managing the Company's operations and believes that discussion of results adjusted for these items is meaningful to investors because it provides a useful analysis of ongoing underlying operating trends. The adjusted measures are not in accordance with, nor are they a substitute for, GAAP measures, and they may not be comparable to similarly titled measures used by other companies.